CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cachet Financial Solutions, Inc. pertaining to the Cachet Financial Solutions, Inc. 2016 Stock Incentive Plan of our report dated April 14, 2016 relating to the consolidated financial statements of Cachet Financial Solutions, Inc. and Subsidiary as of and for the years ended December 31, 2015 and 2014, which appears in Cachet Financial Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Lurie, LLP

Minneapolis, Minnesota

August 17, 2016

2501 Wayzata Boulevard ● Minneapolis, MN 55405